Exhibit 99.1

HOUSTON AMERICAN ENERGY ANNOUNCES
RESIGNATION OF J. ALEX LOFTUS AS DIRECTOR

Houston, Texas – January 25, 2011 – Houston American Energy Corp. (NYSE Amex: HUSA) today announced the resignation of J. Alex Loftus as a director.

Mr. Loftus indicated that his resignation was prompted by his employer’s plans to begin pursuing development projects in Colombia which pursuit could result in potential conflicts with his role as a director of Houston American Energy.

John F. Terwilliger, Chairman and CEO of Houston American Energy, stated, “We are sorry to see Alex leave.  He has been a valuable member of our board but we understand his need to focus on his employer’s interests and his desire to avoid any potential conflicts that might arise from those interests.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas and Louisiana. Additional information can be accessed by reviewing our periodic reports filed with the Securities and Exchange Commission which can be found on our website at www.houstonamericanenergy.com.

For additional information, view the company's website at www.houstonamericanenergy.com or contact the Houston American Energy Corp. at (713) 222-6966.